Exhibit 1.01

Conflict Minerals Report of Chico’s FAS, Inc.

Introduction

This Conflict Minerals Report (this “Report”) of Chico’s FAS, Inc. (the “Company,” “Chico’s,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1(“Rule 13p-1”) and Form SD (collectively, the “Rules”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2021 through December 31, 2021. Unless otherwise defined herein, please refer to the Rules for definition of terms used in this Report.
The Rules require disclosure of certain information when a company manufactures or contracts to manufacture products and the minerals specified in the Rules are necessary to the functionality or production of those products. The minerals covered by the Rules are gold, columboite-tantalite (coltan), cassiterite, and wolframite, including their derivatives consisting of tin, tungsten, and tantalum (collectively, “Conflict Minerals”) and the countries covered by this Report (collectively, the “Covered Countries”) are the Democratic Republic of the Congo and all adjoining countries (consisting of Angola, the Republic of the Congo, Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, and Zambia).
Chico’s, through its brands - Chico’s, White House Black Market, and Soma - is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items. As of January 29, 2022, we operated 1,266 stores across 46 states, Puerto Rico and the United States (‘‘U.S.’’) Virgin Islands, and sold merchandise through 59 international franchise locations in Mexico and 2 domestic airport locations. The Company’s merchandise is also available at www.chicos.com, www.whbm.com, www.soma.com and www.chicosofftherack.com.
As described in this Report, certain of the Company’s operations contract to manufacture products in which Conflict Minerals may be necessary to the functionality or production of those products. The Company is a retailer and does not manufacture any of the products that it sells through its operations.
This Report is not audited, nor is an independent private sector audit required for this Report under the Rules and SEC guidance.

Description of Products Covered By this Report
This Report relates to Company products “[Covered Products]”:
•for which Conflict Minerals may be necessary to the functionality or production of the products;
•that were contracted to be manufactured by the Company; and
•for which the manufacture was completed during the period from January 1, 2021 through December 31, 2021 (the “2021 Calendar Year”).
Of the four primary Conflict Mineral’s subject to Rule 13p-1 (tin, tungsten, tantalum, and gold, or “3TG”), we believe that tin and gold are necessary to the functionality or production of our Covered Products.

The Covered Products that the Company contracts to manufacture which contain 3TG include the following categories of the Company’s products:

•Jewelry
•Fashion Accessories
•Woven
•Pants
•Foundations

Reasonable Country of Origin Inquiry
In accordance with the Rules, the Company has conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the use of the Conflict Minerals in our Covered Products which was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. The Company also exercised due diligence on the source and chain of custody of the Conflict Minerals. To assist us with the RCOI and Due Diligence, the Company partnered with a service provider to assist us with the below processes.
To conduct the RCOI, the Company with the assistance of a service provider evaluated all of its vendors and made the necessary inquiries regarding the presence and sourcing of Conflict Minerals and more specifically, 3TG, used in the Company’s products. As described in greater detail below, within Step 2 of our Due Diligence procedures, the Company identified those vendors that were in-scope for Conflict Mineral regulatory purposes (“In-Scope Vendors”) and such In-Scope Vendors were asked to provide information regarding the sourcing of their materials relating thereto in response to a questionnaire furnished to them and, as a part of this process, the service provider provided information and assistance to vendors about the specifics of the Rules and the information requested by the questionnaire. Through the questionnaires, the Company in conjunction with the service provider, requested information about whether the Conflict Minerals used in its products are sourced from Covered Countries, and as to whether they were sourced from recycled or scrap sources. The ultimate goal of this process was to identify the 3TG mineral smelters or refiners (“SORs”) and associated mine countries of origin. Vendors were required to submit the most recent version of the RCOI survey to the service provider. Responses from vendors were evaluated for consistency, plausibility, and gaps on information (including both in terms of which products were stated to contain or not contain Conflict Minerals, as well as the origin of those minerals).

Due Diligence
A)Design of Due Diligence Framework
The Company does not have a direct relationship with any SORs and, as a result, our fact-finding due diligence was conducted primarily through communications with our In-Scope vendors. The framework for the Company’s due diligence process is materially based on the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying supplements on gold, tin, tantalum, and tungsten (the “OECD Guidance”).

The OECD Guidance identifies five due diligence steps:

Step 1: Establish Strong Company Management Systems;
Step 2: Identify and Assess Risks in the Supply Chain;

Step 3: Design and Implement a Strategy to Respond to Identified Risks;
Step 4: Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence;
Step 5: Report Annually on Supply Chain Due Diligence;

The Company has adopted a policy relating to Conflict Minerals which incorporates the standards set forth in the OECD Guidance and is available at http://www.chicosfas.com.

It is important to note that the OECD Guidance was written for both upstream and downstream companies in the supply chain. The Company’s supply chain with respect to the Covered Products is complex and, as a retailer, may include several third parties between the ultimate manufacturer of the Covered Products and the original sources of the Conflict Minerals. The Company does not purchase any of the Conflict Minerals from SORs, nor does it manufacture any of the Covered Products. As a result, the Company must rely on its suppliers to provide information regarding the origin of the Conflict Minerals that are included in the Covered Products. Furthermore, the Company believes that the SORs of the Conflict Minerals are best situated to identify the sources of Conflict Minerals and, consistent with that belief, the Company has taken steps to try to identify the applicable SORs of Conflict Minerals in its supply chain. Because we are a retailer and therefore a downstream company in the supply chain, our due diligence practices were tailored according to our size, ability to impact the mineral supply chain, and industry guidance for the specialty apparel industry.

Description of Due Diligence Measures Performed
The Company’s due diligence review consisted of the following activities undertaken by our Company in order to meet its obligations under Rule 13p-1 requirements:

Step	OECD Guidance	Due diligence activities performed materially based on guidance
1	Establish Strong Company Management Systems
•     In 2013, adopted and published a Conflict Minerals Policy which is available at http://www.chicosfas.com.
•     Adopted definitions of “grey areas” to guide compliance and risk assessment.
•     Formed and utilized internal team to support compliance and the communication process. This team is composed of representatives from the risk management, sourcing operations, raw materials, legal, global compliance, and internal audit departments.
•     Partnered and engaged with service provider to assist us with the RCOI and Due Diligence process.
•     Continued to operate a process to provide transparency over the mineral supply chain.
•     Monitored mechanisms for company / vendor level grievance and established a procedure through which grievances can be reported.
•     Maintained communication cadence for internal and external stakeholders.

2	Identify and Assess Risks in the Supply Chain
•     Identified product categories that may contain Conflict Minerals.
•     Identified raw material parts in those product categories that may contain Conflict Minerals.
•     Identified vendors / agents which supplied those parts.
•     Validated vendor information with our sourcing team.
•     RCOI was conducted regarding 3TG in the Covered Products that was reasonably designed to attempt to determine whether any of the Covered Minerals originated in a Covered Country or was from recycled or scrap sources.
•     Communicated RCOI inquiry survey to vendors.
•     Periodic reporting to senior management regarding the results of the survey and related risk assessment

3	Design and Implement a Strategy to Respond to Identified Risks
•     Maintained and enhanced a risk management plan.
•     Service provider evaluated Vendor responses for plausibility, inconsistencies, gaps, and red flags, including requesting further information from the supplier, contacting the SOR directly, and searching for information online via NGOs, governmental, metal associations and other sources.
•     Continued to implement the risk management plan, where necessary, and monitored and tracked any applicable risk mitigation.
•     Where necessary, use of escalation protocol to the Company’s vendor management team.
•     Undertook additional fact and risk assessments for risks requiring mitigation or after a change of circumstances.

4	Carry out Independent Third-Party Audit of Smelter/Refiner’s Due Diligence
•     This step does not require or define audit protocols for downstream companies; however, downstream companies can support these audits by supporting or joining industry organizations. The Company is currently a member of the American Apparel and Footwear Association (AAFA) and National Retail Federation (NRF), both of which are active in providing audit information or industry guidance.

5	Report Annually on Supply Chain Due Diligence	• The Form SD and Conflict Minerals Report contained herein and publicly available on our website meet the OECD Guidance to report annually on supply chain due diligence.

Due Diligence Determination
The information set forth below identifies the extent of 3TG in our product lines by product categories and identifies the results of our due diligence.
A total of 65 out of 116 vendors were identified as In-Scope Vendors for Conflict Mineral regulatory purposes and contacted as part of the RCOI process. The survey response rate among these vendors was 100%. Of these responding vendors, 12% responded “yes” as to having one or more of the regulated metals that may be necessary to the functionality or production of the products supplied to the Company. For vendors indicating use of 3TG, 100% provided smelter information for one or more applicable metal. Below is a summary of the information collected from the latter group of supply chain survey respondents:

Conflict Mineral	Region/Country of Origin may include the following
Tantalum	Not Applicable
Tin
Angola, Argentina, Armenia, Australia, Austria, Belgium, Bolivia, Brazil, Burundi, Cambodia, Canada, Central African Republic, Chile, China, Colombia, Congo (Brazzaville) Czech Republic, Djibouti, DRC – Congo (Kinshasa) Ecuador, Egypt, Estonia, Ethiopia, France, Germany, Guyana, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Ivory Coast, Japan, Jersey, Kazakhstan, Kenya, Korea (Republic of), Kyrgyzstan, Laos, Luxembourg, Madagascar, Malaysia, Mexico, Mongolia, Morocco, Mozambique, Myanmar, Namibia, Netherlands, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Portugal, Russian Federation, Rwanda*, Sierra Leone, Singapore, Slovakia, South Africa, South Sudan, Spain, Suriname, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Uganda, United Kingdom, United States, Uzbekistan, Vietnam, Zambia, Zimbabwe

Tungsten	Not Applicable
Gold
Argentina, Armenia, Australia, Austria, Belgium, Bermuda, Bolivia, Brazil, Burundi, Cambodia, Canada, Chile, China, Colombia, Congo (Brazzaville), Czech Republic, Djibouti, DRC -Congo (Kinshasa), Ecuador, Egypt, Estonia, Ethiopia, Finland, France, Germany, Ghana, Guinea, Guyana, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Ivory Coast, Japan, Jersey, Kazakhstan, Korea (Republic of), Laos, Luxembourg, Madagascar, Malaysia, Mali Mexico, Mongolia, Mozambique, Myanmar, Namibia, Netherlands, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Portugal, Russian Federation, Rwanda *, Saudi Arabia, Sierra Leone, Singapore, Slovakia, South Africa, Spain, Suriname, Sweden, Switzerland, Taiwan, Tanzania, Thailand, Turkey, United Arab Emirates, United Kingdom, United States, Uzbekistan, Vietnam, Zambia, Zimbabwe

* Based on Source Intelligence’s smelter/refiner database, and as shown in the CMCP Data Summary, there was an indication of DRC sourcing or location in the DRC for 14 out of 95 verified smelters/refiners. Thirteen smelters are currently Conflict- Free Certified. One smelter is currently undergoing the certification process.

Risk Assessment (as of May 2022)

Product Category	3TG Present	Vendors In Scope	Total Vendor Participation	# Vendors Containing 3TG	# Vendors Providing Smelter Information 1 or More Metal	# Vendors w/ No Response to Smelter Information
Jewelry	Tin, Gold	10	10	2	2	0
Fashion Accessories	Tin, Gold	13	13	1	1	0
Woven	N/A	25	25	2	2	0
Pants	Tin, Gold	11	11	2	2	0
Foundations	Tin, Gold	6	6	1	1	0
2020 Totals		65	65	8	8	0
The Company did not have any direct engagement with or conduct any on-site visits of any SORs and has not developed any action plans with respect to any SORs.
Although the Company has engaged in a thorough due diligence framework and has worked with its In-Scope Vendors to review the Conflicts Mineral supply chain, the Company is not able to identify with reasonable certainty:
    (a)    the country of origin of the Conflict Minerals actually used in the Covered Products; or

    (b)    those facilities used to process the Conflict Minerals actually used in the Covered Products.

Steps to be taken to Mitigate Risk
The Company intends to take the following measures to further mitigate any risk that the necessary Conflict Minerals in the Company’s products could benefit the Covered Countries:

•    Survey our In-Scope Vendors annually and follow-up if questionnaires warrant further investigation;
•    Encourage the In-Scope Vendors to provide us with names of SORs that process Conflict Materials used in the Company’s products and continue to encourage our vendors to obtain detailed information from their suppliers; and
•    Continue to work and partner with trade organizations and encourage our vendor / suppliers to implement reasonable sourcing practices.

Forward-Looking Statements
This Report contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business, compliance efforts and expected actions and other statements that are not historical fact. These are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “intends,” “could,” “may,” “will,” “expects,” “plans,” “believes” and “anticipates” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of future actions or performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all; (ii) changes in Rule 13p-1 and other political and regulatory developments, whether in the Covered Countries, the United States or elsewhere; and (iii) the factors described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this Report. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.